                                                                    EXHIBIT 10.3
                        SETTLEMENT AND OPTION AGREEMENT


Date:    December 7, 1995

PARTIES:

Attn.:   Jerry Cornwell, President & C.E.O.
         PAN Environmental Corporation (PAN)
         14424 S.E. 78th Way
         Renton, WA 98059

Attn.:   Stephen M. Roake
         Republic Bank C.F.B.O., Stephen M. Roake I.R.A.
         and Stephen M. Roake (Roake)
         10650 Riviera Place, N.E.
         Seattle, WA 98125

Attn.:   Douglas P. Chysik, President
         Maximum Resources, Inc. (Maximum)
         P.O. Box 10349
         Vancouver, B.C. Canada V7Y 1G5

Attn.:   Clifford M. Johnston, Managing Member
         Jerry M. Durkis, Managing Member
         Valhalla Financial Group, L.L.C.
         6912 - 220th Street, SW, Suite 102
         Mountlake Terrace, WA 98043


                                    RECITALS

WHEREAS, PAN is a U.S. 12(g) reporting public company, and

WHEREAS, Maximum through its proposed U.S. subsidiary, is willing to acquire
PAN on a reverse takeover, provided that at the time of takeover, PAN is clean and has no litigation, threatened or pending, no outstanding stock options, no outstanding employee benefit plans nor any outstanding debts of any kind, actual or contingent, and

WHEREAS, Valhalla has a consulting agreement with Maximum to obtain agreements from the appropriate parties to ensure that PAN is clean and has no threatened or pending litigation, no outstanding stock options, no employee benefit plans, nor outstanding debts of any kind, actual or contingent, and

WHEREAS, Roake purchased 166,666 shares of PAN on Dec. 28, 1993, and 333,334 shares of PAN on Jan. 11, 1994 for a total of 500,000 shares of PAN, and

WHEREAS, PAN and Jerry Cornwell (Cornwell) executed an agreement on January 11, 1994, to purchase 450,000 shares of PAN from Roake for U.S. $161,250 payable in full on or before June 28, 1994, and

WHEREAS, Roake retained title to the 450,000 shares of PAN as collateral for the loan, however at the time of the due date for the loan the market for the stock had collapsed and the shares could not be sold, and

WHEREAS, when Roake did not receive payment when due, Roake sued PAN and Cornwell, and was granted a default judgment for U.S. $161,250 principal, U.S. $38,988.85 interest plus attorney's of U.S.

$500.00 for a total judgment of $200,909.10 which was to bear interest from the date of judgment at the rate of 25% per annum until paid, and

WHEREAS, Maximum through its proposed U.S. subsidiary, is willing to acquire PAN on a reverse takeover, provided that at the time of takeover, PAN is clean and has no litigation nor any debts.

NOW, THEREFORE, For the mutual consideration and promises contained herein, the parties agree as follows:

                                   AGREEMENT

1. Maximum through its proposed U.S. subsidiary agrees to acquire PAN on a reverse takeover through PAN's issuance of 8,000,000 common shares to Maximum, provided that PAN (a) brings its accounting up to date through 12-31-95; (b) files all necessary 10-Ks, 10-Qs and any other SEC compliance reports due through 12-31-95; (c) pays off the U.S.
        $225,000 PAN debt to Roake using the U.S. $1.50 option for 150,000 shares created by this agreement; (d) pays off the U.S. $175,000 in PAN debts to general creditors using the U.S. $0.50 option for 257,000 shares created by an option agreement with two directors of PAN; and
        (e) secures an agreement with all principals, officers, directors and other affiliates and associates of PAN to accept 800,000 - 80,000 (to pay for approximately $40,000 in expenses advanced by Maximum of its assigns @ U.S. $0.50 per share) equaling 720,000 shares in full satisfaction of any right, title and interest in accrued salaries, accrued fees, accrued expense reimbursements, employee benefit plans, stock options and any other claims against PAN.

2. In consideration of Maximum's undertakings in and in consideration of this option agreement for 150,000 shares @ U.S. $1.50 per share to Valhalla which serves as a consultant to Maximum, Roake agrees to cancel his debt against PAN and upon closing of the Agreement and Plan of Business Combination between PAN and Maximum through Maximum's proposed U.S. subsidiary to execute and file all necessary satisfactions of his judgment against PAN together with the cancellation of his previous agreements and promissory note with and from PAN (satisfactions and cancellations attached as Exhibit A).

3. Roake agrees to transfer his 150,000 PAN shares into an escrow under the I.R.A.'s name set up by his attorney firm Robben, Blauert, Rahles and Roheback which would serve as escrow agent upon terms and conditions mutually acceptable to Roake and Valhalla.

4. The escrow agreement (attached as Exhibit B) will provide that the shares will be placed for sale at a minimum of U.S. $2.00 per share licensed U.S. or Canada broker/dealer with instructions to remit all proceeds to the escrow agent. The escrow agent will then remit U.S. $1.50 per share to Roake up to a maximum of U.S. $225,000 with any excess over U.S. $1.50 to be remitted to Valhalla provided that all funds payable to Valhalla will stay in escrow until the full U.S. $225,000 has been paid to Roake.

5. The escrow agreement also shall provide that Roake shall vote all shares under his control in favor of the Agreement and Plan of Business Combination between PAN and Maximum.

6. Maximum agrees to use its best efforts to institute an investor relations campaign to in obtain a sale price for each share of at least U.S. $2.00 per share. Upon mutual agreement by Roake and Valhalla, the stock may be sold for less than U.S. $2.00 per share pursuant to a mutually agreed strategy.

7. Responsibility of Escrow Agent. The Escrow Agent has made no representations or warranties in connection with this transaction and has not been involved in the negotiation of the terms of this agreement or any matters relative thereto. The Escrow Agent has no liability hereunder to either party other than to hold the stock and to deliver it under the terms thereof and to deliver any funds received to Roake and Maximum or its assignee upon payment. The Escrow Agent may resign at any time by tendering the stock to a court of competent jurisdiction or to any successor escrow agent upon by all parties hereto. Each party hereto agrees to indemnify and hold harmless the Escrow Agent from and with respect to any suits, claims, actions or liabilities arising in any way out of this transaction including the obligation to defend any legal action brought which in any way arises out of or is related to this Escrow.

8. Notices. Any notices required or permitted to be given hereunder shall be sufficient is mailed, postage prepaid, to the respective parties at the addresses set forth above.

9. Construction. This agreement shall be construed and interpreted in accordance with the laws of the State of Washington.

10. Default. In the event of any default hereunder, the non-defaulting party shall be entitled to reimbursement of all costs including reasonable attorneys fees, incurred in enforcing this agreement, whether with or without suit and the venue of such action may be King County, Washington.


11. Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

12. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.

14. This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written



PAN Environmental Corporation                   Stephen M. Roake, individually

/s/ JERRY CORNWELL                              /s/ STEPHEN M. ROAKE
---------------------------------               --------------------------------
Jerry Cornwell, President & C.E.O.              Stephen M. Roake


Maximum Resources, Inc.                         Republic Bank C.F.B.O.,
                                                Stephen M. Roake, I.R.A.

                                                /s/ STEPHEN M. ROAKE
---------------------------------               --------------------------------
Douglas P. Chysik, President                    Stephen M. Roake


Valhalla Financial Group, L.L.C.

/s/ CLIFFORD M. JOHNSTON
---------------------------------
Clifford M. Johnston


---------------------------------
Jerry M. Durkis


                          ADDENDUM TO AGREEMENTS DATED
                     DECEMBER 7, 1995 and DECEMBER 1, 1997

1. It is hereby agreed that all funds received from the initial sale of PAN Environmental stock controlled by TCKTS, L.L.C. dba Bristol Media, Ltd., Jerry Cornwell and Clifford M. Johnston, Managing Members, or its representatives shall go first to pay off Roake's $95,000 interest and $225,000 principal before any other obligations are paid, with the exception of the $75,000 settlement payments in paragraph 2 below.

2. TCKTS, L.L.C. dba Bristol Media, Ltd., through Douglas Millard, Escrow Agent, agrees to retire Roake's $95,000 interest payment and an estimated $75,000 of settlement payments to retire debt on a pro-rata basis from the initial sale of 450,000 shares of PAN common stock issued to cover PAN's debt before Bristol Media, Ltd. receives any of the excess proceeds above Bristol's exercise price of $0.50 per share.

3. It is also agreed that Clifford M. Johnston, Jerry Cornwell, and Bristol Media, Ltd. will provide the additional funds required to bring PAN into compliance as a reporting company through 1997 if Roake (Commerce Bank) contributes $15,000.

DATED this 19th day of December 1997.

STEPHEN M. ROAKE                        TCKTS, L.L.C.
STEPHEN M. ROAKE, IRA                   dba BRISTOL MEDIA, LTD.



By  /s/ STEPHEN M. ROAKE                By /s/ CLIFFORD M. JOHNSTON
-----------------------------           -----------------------------
    Stephen M. Roake                       Clifford M. Johnston
                                           Managing Member


CLIFFORD M. JOHNSTON                    JERRY CORNWELL


/s/ CLIFFORD M. JOHNSTON                /s/ JERRY CORNWELL
-----------------------------           -----------------------------
    Clifford M. Johnston,                   Jerry Cornwell,
    individually                            individually

                        VALHALLA FINANCIAL GROUP, L.L.C.
                           19239 Aurora Avenue North
                            Shoreline, WA 98133-3930

                   Tel (206)546-9660       Fax (206)533-1156


December 1, 1997

Stephen M. Roake                   PAN Environmental Corporation
Stephen M. Roake, I.R.A.           c/o Jerry Cornwell
10650 Riviera Place NE             19239 Aurora Avenue North
Seattle, WA 98125                  Shoreline, WA 98133

RE: Extension of Settlement and Option Agreement dated December 7, 1995 and Joint Escrow Instructions dated December 7, 1995 (copies attached) and additional proposals

Dear Steve:

PAN Environmental Corporation has proven to be a very difficult company to clean up and resurrect.

Maximum Resources, Inc. pulled out of the deal because of time delays and its lack of resources to adequately finance the PAN project.

     Valhalla Financial Group, L.L.C. has continued to work for PAN to locate a suitable merger candidate, however, this has proved to be a difficult task as PAN has a considerable amount of debt to clean up and a substantial amount of accounting to do in order to obtain certified audits for 1994, 1995, 1996 and 1997.

     In addition, we estimate that PAN will require $40-50,000 cash for transfer agent fees, accounting fees, certified audit fees, legal fees and other similar business expenses between now and December 31, 1997, which is our target date to complete the work of bringing PAN into compliance as a reporting company, so that we can complete the merger we are working on in the first week of January 1998.

     Accordingly, we propose that you consider the following proposal:

1. That you extend the subject Settlement and Option Agreements to December 31, 1998.

2. That you, for your part in assisting us in generating immediate cash to complete all tasks to bring PAN into compliance by December 31, 1997, contribute $15,000.00 in exchange for new issue Rule 144 common shares at $0.25 per share, or 60,000 shares.

3. That PAN, through its escrow agent, Douglas Millard, will assign to a separate escrow 189,805 of the 450,000 common shares that it had authorized for issuance to cover PAN's debt. PAN and/or Millard will negotiate with PAN's creditors to settle out debt as cheaply as possible and will only sell enough stock to cover such settlements and will return any stock remaining to PAN's treasury. A portion of PAN's debt is the accrued interest on your judgment from March 12, 1996 to March 12, 1998 (the interest from March 12, 1995 to March 12, 1996 having been covered by the Settlement and Option

Stephen M. Roake
December 1, 1997
Page 2 of 2


        Agreement dated December 7, 1995). This two-year amount of accrued interest is as follows:

                                                           $161,250.00              $39,659.10
                                                        Principal Amount        Interest, Attorney
                                                         @25% per annum           Fees and Costs
                                                                                  @ 18% per annum
                                                        ----------------        ------------------
        March 12, 1996 to March 12, 1997                   $40,312.50               $ 7,138.64
        March 12, 1997 to March 12, 1998                    40,312.50                 7,138.64
                                                           ----------               ----------
                    Total                                  $80,625.00               $14,277.28

                  TOTAL INTEREST                           $94,902.28
                                                           ----------


        Unlike PAN's other creditors where PAN and Millard are going to negotiate settlements, PAN intends to fully pay the above accrued interest through this separate agreement.

4. The terms and conditions of the separate escrow agreement to be set up will be as follows: That we form a separate escrow to pay off the $94,902.28 with 189,805 common shares of PAN assigned to the separate escrow by PAN and Douglas Millard and that TCKTS, L.L.C. dba Bristol Media, Ltd. ("Bristol") be granted an option at $0.50 per share on the escrow shares, good until December 31, 1998. Bristol will be handling investor relations duties for PAN and this option will serve as an additional incentive to Bristol to get this debt paid off as soon as possible. If Bristol does not exercise its option by December 31, 1998, all such shares will become the sole and separate property of Stephen M. Roake/Stephen M. Roake, I.R.A. (The judgment will not accrue any additional interest until December 31, 1998, the expiration of the option agreement to Bristol.)

If you agree to this proposal, please sign and date below:

Sincerely,

VALHALLA FINANCIAL GROUP, L.L.C.

Clifford M. Johnston, Managing Member


AGREED:                                         AGREED:

STEPHEN M. ROAKE                                PAN ENVIRONMENTAL
STEPHEN M. ROAKE, I.R.A.                        CORPORATION


----------------------------------              ----------------------------------
                                                Jerry Cornwell, President
